EXHIBIT 99.1

NEWS RELEASE for December 23, 2014

GENTHERM BEGINS CONSTRUCTION OF NEW MANUFACTURING FACILITY

IN VIETNAM

Site near Hanoi to Serve Fast Growing Asian Market

NORTHVILLE, MI and DUY TIÊN, HÀ NAM PROVINCE, VIETNAM (December 23, 2014) . . . Gentherm (NASDAQ-GS: THRM), the global market leader and a developer of innovative thermal management technologies, announced today that it intends to expand its production capacity in the fast growing Asia market by opening a new manufacturing facility in Vietnam close to the capital city of Hanoi in the northern part of the country.

The new facility will be approximately 220,000 square feet in size and is tentatively scheduled to open in the fourth quarter of 2015.  The facility will be dedicated to the production of the full line of Gentherm seat comfort and industrial products, and is expected to provide jobs for up to 1,500 people.

The Vietnam facility is the second new manufacturing plant being developed by Gentherm. Last week, the Company announced it intended to expand its production capacity in Europe by opening a new manufacturing facility in Macedonia.

The Vietnam facility is being designed to accommodate the expansion and expected growth in the Company’s Asian operations, a key region for Gentherm, noted President and CEO Daniel R. Coker.

“Asia is the fastest growing region of the world, not only in the automotive market, but across all markets,” Coker said. “We already have an industry-leading presence in the Chinese, Korean and Japanese markets and our new footprint in Southeast Asia will serve to extend our presence across the rest of Asia. We believe Vietnam provides us with a competitive labor force and workplace environment to further pursue our ambitious growth plans in Asia, and elsewhere in the world.”

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), cable systems and other electronic devices.  The Company’s advanced technology team is developing more efficient materials for thermoelectric and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets.  Gentherm has more than 8,300 employees in facilities in the U.S., Germany, Canada, China, England, Hungary, Japan, Korea, Malta, Mexico and Ukraine.  Work is underway to add additional facilities in Macedonia and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future facilities, sales, products, opportunities, markets, expenses and profits. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks that sales may not increase, financing requirements may not be available, planned expansion may not be possible, new competitors may arise and adverse conditions in the industry in which the Company operates may negatively affect its results. Those and other risks are described in the Company's annual report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

Contact:	Allen & Caron Inc Mike Mason (investors) michaelm@allencaron.com (212) 691-8087 Len Hall (media) Len@allencaron.com (949) 474-4300

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